Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 88 to Registration Statement No. 33-4959 on Form N-1A of our report dated January 8, 2016, relating to the financial statements and financial highlights of The Alger Funds (the “Trust”), including Alger Capital Appreciation Fund, Alger International Growth Fund, Alger Mid Cap Growth Fund, Alger SMid Cap Growth Fund, Alger Small Cap Growth Fund, Alger Small Cap Focus Fund, Alger Health Sciences Fund, and Alger Growth & Income Fund, appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2015. We also consent to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

February 16, 2016